UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2009

ENZON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12957	22-2372868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

685 Route 202/206, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (908) 541-8600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On November 9, 2009, Enzon Pharmaceuticals, Inc. (the "Company"), Klee Pharmaceuticals, Inc. ("Klee"), Defiante Farmacêutica, S.A. ("Defiante" and, together with Klee, the "Purchasing Parties"), and Sigma-Tau Finanziaria S.p.A. (solely with respect to certain sections of the Agreement) ("Sigma-Tau") entered into an Asset Purchase Agreement (the "Agreement") pursuant to which the Company has agreed to sell to the Purchasing Parties its specialty pharmaceutical business (the "Business"), which includes (i) the Company's marketed products Oncaspar®, DepoCyt®, Abelcet® and Adagen® (the "Products"), (ii) related trademarks, patents, intellectual property and product inventory, (iii) the Company's Indianapolis, Indiana manufacturing facility and (iv) other related assets (collectively, the "Assets").  The Purchasing Parties are indirect wholly-owned subsidiaries of Sigma-Tau.

Pursuant to the terms of the Agreement, in consideration for the sale of the Assets, the Purchasing Parties will pay the Company $300 million in cash, subject to certain customary working capital adjustments, and assume certain liabilities associated with the Business.  In addition, the Agreement provides that the Purchasing Parties will make certain milestone payments to the Company as follows: (i) $5 million upon approval by the U.S. Food and Drug Administration ("FDA") of a reformulation of Oncaspar® using the SS linker, (ii) $7 million upon FDA approval of a reformulation of Oncaspar® using the SC linker and (iii) either (a) $15 million if the European Medicines Agency ("EMEA") approves a reformulation of Oncaspar® using the SC linker on an accelerated basis or (b) $10 million if the EMEA approves a reformulation of Oncaspar® using the SC linker on a non-accelerated basis.  The Company will also receive the following royalty payments: (i) for the years 2010 through 2014, 5% of the amount by which Net Receipts (as defined in the Agreement) in respect of Products sold in the United States in such years exceeds Net Receipts in respect of Products sold in the United States in 2009; (ii) for the years 2010 and 2011, 10% of the amount by which Net Receipts in respect of Products sold outside the United States in such years exceeds Net Receipts in respect of Products sold outside the United States in 2009; and (iii) for the years 2012 through 2014, 5% of the amount by which Net Receipts in respect of Products sold outside the United States in such years exceeds Net Receipts in respect of Products sold outside the United States in 2009.

The completion of the transactions contemplated by the Agreement is subject to customary closing conditions, including the approval of the transactions by the Company's stockholders, receipt of funds by Sigma-Tau pursuant to an executed bank commitment letter and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any corresponding laws of other applicable jurisdictions.

The Company and the Purchasing Parties have made customary representations and warranties in the Agreement.  The Company has also agreed to various covenants in the Agreement, including, among other things, (i) to operate the Business in the ordinary course consistent with past practice in all material respects during the period between the execution of the Agreement and the closing of the transaction and (ii) not to solicit alternate transactions, including a sale of the Business or a sale of the Company during the period between execution of the Agreement and the closing of the transaction.

As part of the Agreement, the Company has agreed to certain non-competition restrictions following the acquisition of the Business, including that, for a period of four years following the closing, it will not develop, market or sell (i) the active pharmaceutical ingredient of any of the Products, (ii) any active pharmaceutical ingredient that has the same mechanism of action as any active pharmaceutical ingredient in any of the Products, (iii) any finished pharmaceutical product that (a) has the same mechanism of action as any of the Products or (b) contains an active pharmaceutical ingredient referred to in the foregoing clauses (i) and (ii), and (iv) any finished pharmaceutical product for the same labeled therapeutic indications as of the closing as Abelcet® or Adagen®.

The Agreement contains specified termination rights for the parties.  The Company has the right to terminate the Agreement if it enters into a definitive agreement in respect of a Competing Proposal (as defined in the Agreement) that constitutes a Superior Proposal (as defined in the Agreement), provided that the Company complies with certain notice and other requirements set forth in the Agreement.  In such event, the Company would be required to pay Defiante a termination fee equal to $15 million.  The Company also would be required to pay Defiante a termination fee of $15 million if the Purchasing Parties terminate the Agreement because (i) the board of directors of the Company (the "Board") withdraws or modifies its approval or recommendation of the transactions contemplated by the Agreement; (ii) the Company or the Board approves, recommends or enters into a definitive agreement in respect of a Competing Proposal that constitutes a Superior Proposal; (iii) prior to the transactions contemplated by the Agreement receiving the approval of the Company's stockholders, a tender or exchange offer for the Company is commenced by any third party and, within 10 business days, the Board does not recommend to the Company's stockholders that they reject such tender or exchange offer; or (iv) the Company fails to recommend that its stockholders approve the transactions contemplated by the Agreement.  Finally, if (a) prior to the termination of the Agreement, a Competing Proposal made after the date of the Agreement is publicly proposed and not withdrawn prior to the special meeting of the Company's stockholders, (b) (i) the closing of the transactions has not occurred by June 30, 2010 (which date shall be extended if the transactions are then under review pursuant to the HSR Act) and the Agreement is thereafter terminated by the Company or (ii) the Agreement is terminated by either the Purchasing Parties or the Company because stockholders do not approve the transactions contemplated by the Agreement and (c) within one year following such termination, the Company enters into any definitive agreement providing for a Qualifying Transaction (as defined in the Agreement) with the person making the Competing Proposal and such transaction is thereafter consummated, then the Company would be required to pay Defiante a termination fee of $15 million.

The Company also has the right to terminate the Agreement if, within 30 calendar days following the satisfaction or waiver of the closing conditions jointly applicable to the Company and the Purchasing Parties and the closing conditions applicable to the Purchasing Parties, the Purchasing Parties have not received sufficient financing to consummate the transaction.  In connection with such termination by the Company, Defiante would be required to pay the Company a "reverse" termination fee of $15 million.  The Company may also terminate the Agreement if Sigma-Tau or either of the Purchasing Parties breach or fail to perform any of the representations, warranties, covenants or other agreements contained in the Agreement, including the obligation of Sigma-Tau to use commercially reasonable efforts to obtain sufficient financing to consummate the transaction and the obligation of the Purchasing Parties to use commercially reasonable efforts to obtain alternative financing on customary and commercially reasonable terms, if necessary.  In connection with such termination by the Company for breach or failure to perform, no "reverse" termination fee would be payable by Defiante although the Company would have the right to sue for damages.

Pursuant to the Agreement, Sigma-Tau has agreed to guarantee the payment by Defiante of all milestone and royalty payments and any termination fee owed by the Purchasing Parties.  In addition, Sigma-Tau has agreed to undertake certain actions in connection with its and the Purchasing Parties efforts to obtain the financing necessary to consummate the transactions.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement contains representations and warranties by each of the parties thereto.  These representations and warranties have been made solely for the benefit of the other parties to the Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement;
•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and
•	were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Exhibit
2.1
Asset Purchase Agreement, dated as of November 9, 2009, by and between Klee Pharmaceuticals, Inc., Defiante Farmacêutica, S.A. and Sigma-Tau Finanziaria S.p.A., on the one hand, and Enzon Pharmaceuticals, Inc., on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 11, 2009

ENZON PHARMACEUTICALS, INC.

By:	/s/ Jeffrey H. Buchalter
Name:	Jeffrey H. Buchalter
Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
2.1
Asset Purchase Agreement, dated as of November 9, 2009, by and between Klee Pharmaceuticals, Inc., Defiante Farmacêutica, S.A. and Sigma-Tau Finanziaria S.p.A., on the one hand, and Enzon Pharmaceuticals, Inc., on the other hand.